Exhibit 4.2

FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT ("Amendment") is dated effective as of May 16, 2008, by and among AMERICA’S CAR MART, INC., an Arkansas corporation and TEXAS CAR-MART, INC., a Texas corporation (separately and collectively, “Borrower”) and BANK OF OKLAHOMA, N.A. (“Bank”).

RECITALS

A.           Reference is made to the Revolving Credit Agreement dated as of June 23, 2005, and amended effective June 23, 2005, August 19, 2005, September 30, 2005, April 28, 2006, and December 31, 2006 (as amended, the "ACM Credit Agreement"), by and among Borrowers and Bank, pursuant to which currently exists a $10,000,000 Revolving Line of Credit and a $10,000,000 Term Loan in favor or Borrowers.

B.           Borrower and Bank hereby intend to make certain changes to the ACM Credit Agreement to include provisions related to rate management transactions.  Terms used herein shall have the meanings given in the ACM Credit Agreement unless otherwise defined herein.

AGREEMENT

For valuable consideration received, the parties agree to the following.

1.             Amendments to ACM Credit Agreement. The ACM Credit Agreement is amended as follows.

1.1.          In Section 1.01, the defined term “Obligations” is hereby deleted and replaced with the following:

“’Obligations’ means, collectively (i) all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrower to the Agent and/or any Bank arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Agent and/or any Bank in the Borrower’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, attorney’s fees, filing fees and any other sums chargeable to the Borrower hereunder or under any of the other Loan Documents, and (ii) all Rate Management Obligations owing to the Bank.”

1.2.           The following new defined terms are hereby added to Section 1.01:

“’Rate Management Obligations’ of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.”

“’Rate Management Transaction’ means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.”

1.3.           A new subparagraph (7) is hereby added to Section 6.02 (Debt), as follows:

"(7) Debt arising under Rate Management Transactions related to the Loan.”

1.4.           A new subparagraph (14) is hereby added to Section 8.01 (Events of Default), as follows:

"(14)    Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of "Rate Management Transaction," whether or not the Bank or an Affiliate of the Bank is a party thereto.”

2.             Conditions Precedent.  The obligations of the Bank to perform under the ACM Credit Agreement, as amended hereby, are subject to satisfaction of the following.

4.1           Borrower and all other parties hereto shall execute and deliver this Amendment.

4.2           No Default or Event of Default shall exist or result from the execution and delivery of this Amendment.

3.             Representations and Warranties.  Borrower hereby ratifies and confirms all representations and warranties set forth in the Colonial Credit Agreement, and all other Loan Documents, other than any representation or warranty that relates to a specific prior date and except to the extent that the Bank has been notified in writing by the Borrower that any representation or warranty is not correct and the Bank has explicitly waived in writing compliance with such representation or warranty.

4.             Ratification.  Borrower hereby ratifies and confirms the ACM Credit Agreement, and all instruments, documents, and agreements executed by and in connection therewith, and confirms that no Default exists thereunder.

5.             Ratification of Security Agreements.  Each Borrower and Colonial hereby (i) ratifies and confirms its respective Security Agreement dated June 23, 2005, (ii) confirms that no Default exists thereunder, and (iii) acknowledges and agrees that the obligations secured thereunder shall include all Rate Management Obligations of Borrower, as defined herein.

6.             Ratification of Guaranties.  ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Guaranty dated June 23, 2005, (ii) confirms that no Default exists thereunder, and (iii) acknowledges and agrees that the obligations guaranteed thereunder shall include all Rate Management Obligations of Borrower, as defined herein.

7.             Ratification of Subordination Agreements.  ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Subordination Agreement dated June 23, 2005, (ii) confirms that no Default exists thereunder, and (iii) acknowledges and agrees that the Superior Obligations (as defined therein) shall include all Rate Management Obligations of Borrower, as defined herein.

8.             Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

9.             Multiple Counterparts.  This Amendment may be executed in any number of counterparts, and by different parties to this Amendment in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.           Costs, Expenses and Fees.  Borrower agrees to pay all costs; expenses and fees incurred by Banks in connection herewith, including without limitation the reasonable attorney fees of Riggs, Abney, Neal, Turpen, Orbison and Lewis.

[Signature page follows.]

“BORROWER”

AMERICA’S CAR MART, INC., an Arkansas corporation

By	/s/ Jeff Williams
Jeff Williams, Vice President

TEXAS CAR-MART, INC., a Texas
Corporation

By	/s/ Jeff Williams
Jeff Williams, Vice President

"GUARANTORS" and “SUBORDINATING PARTIES”

AMERICA’S CAR-MART, INC., a Texas corporation, formerly known as Crown Group, Inc.

By	/s/ Jeff Williams
Jeff Williams, Vice President

COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation

By	/s/ Hank Henderson
Hank Henderson, President

“BANK”

BANK OF OKLAHOMA, N.A.

By	/s/ Jeffrey R. Dunn
Jeffrey R. Dunn, Vice President

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